Exhibit 99.3

EVERGREEN RESOURCES, INC.
1401 17th Street, Suite 1200
Denver, Colorado 80202

[                    ], 2004

[Name and Address Label]

Dear Evergreen shareholder:

     We are sending you the accompanying election form in connection with the proposed merger of Evergreen Resources, Inc. (“Evergreen”) with a subsidiary of Pioneer Natural Resources Company (“Pioneer”). As more fully described in the joint proxy statement/prospectus of Evergreen and Pioneer dated [                    ], 2004, Evergreen will hold a special meeting of its shareholders on [                    ], 2004, to vote on a proposal to approve the Agreement and Plan of Merger dated May 3, 2004, among Evergreen, Pioneer and BC Merger Sub, Inc., a wholly-owned subsidiary of Pioneer (“BC Merger Sub”). If the Evergreen shareholders vote to approve the merger agreement, and if the other conditions described in the merger agreement are met, BC Merger Sub will be merged with and into Evergreen and Evergreen will become a wholly-owned subsidiary of Pioneer. You should carefully read the joint proxy statement/prospectus.

     You currently hold shares of Evergreen common stock. If the merger is completed, at the effective time of the merger, each share of your Evergreen common stock will be converted, at your election and subject to certain procedures and limitations described on pages [          ] through [          ] of the joint proxy statement/prospectus, into the right to receive, as base merger consideration (“Base Merger Consideration”), either:

•	1.1635 shares of Pioneer common stock, subject to allocation and proration; or

•	$39.00 in cash, subject to allocation and proration; or

•	0.58175 shares of Pioneer common stock and $19.50 in cash.

     In addition to the Base Merger Consideration, you will be entitled to receive an additional cash payment (the “Kansas Properties Consideration”) equal to the sum of (i) $0.35 per share of Evergreen common stock as consideration from Pioneer for Evergreen’s properties located in Kansas plus (ii) an amount per share of Evergreen common stock equal to a pro rata share of the net proceeds in excess of $15 million from Evergreen’s sale, if any, of its Kansas properties to a third party if a sale occurs prior to the closing of the merger for a sale price generating more than $15 million of net proceeds.

     Your election to receive cash, shares of Pioneer common stock, or a mix of cash and shares of Pioneer common stock as Base Merger Consideration in exchange for your shares of Evergreen common stock may only be made by properly completing and submitting the accompanying election form as described herein. However, if you elect to receive all cash or all stock as Base Merger Consideration on the accompanying election form, you may not receive all cash or all stock as Base Merger Consideration for your shares of Evergreen common stock. The merger agreement provides that the aggregate number of shares of Pioneer common stock to be issued as Base Merger Consideration in the merger and the aggregate amount of cash to be paid in the merger as Base Merger Consideration are subject to a limit that depends on the number of shares of Evergreen common stock outstanding immediately prior to the merger and the number of shares held by any dissenting shareholders.

     In the event that, taking into account the elections made and deemed made by holders of Evergreen common stock, the number of shares of Pioneer common stock to be issued as Base Merger Consideration would exceed the maximum number of shares of Pioneer common stock issuable under the merger agreement as Base Merger Consideration, then the number of shares of Pioneer common stock issued to holders who made elections to receive all Pioneer common stock as Base Merger Consideration will be reduced (and the amount of cash they receive will be increased) so that the aggregate stock issued as Base Merger Consideration does not exceed the maximum limit. Similarly, in the event that, taking into account the elections made and deemed made by holders of Evergreen common stock, the amount of cash to be paid as Base Merger Consideration would exceed the maximum amount of cash to be paid as merger consideration in the merger pursuant to the merger agreement, then the amount of cash paid to holders who made elections to receive all cash as Base Merger Consideration will be reduced (and the amount of Pioneer common stock they receive will be increased) so that the aggregate cash payable as Base Merger Consideration does not exceed the maximum limit. The joint proxy statement/prospectus describes in detail on pages [          ] through [          ] the limitations on the aggregate shares of Pioneer common stock issuable and cash payable by Pioneer in the merger, and how the election and allocation procedures will work. Please read those pages carefully.

     No fractional shares of Pioneer common stock will be issued in the merger. Instead, each Evergreen shareholder that would otherwise be entitled to receive a fractional share will receive an amount in cash in accordance with the terms of the merger agreement.

     You must make the same election with respect to all of your shares of Evergreen common stock. If you do not make an election, you will receive 0.58175 shares of Pioneer common stock and $19.50 in cash for each of your shares of Evergreen common stock as Base Merger Consideration plus the Kansas Properties Consideration.

     A completed election form, together with Evergreen common stock certificates representing all of your shares of Evergreen common stock, duly endorsed in blank or otherwise in a form acceptable for transfer, must be received by Continental Stock Transfer & Trust Company, the exchange agent, no later than 5:00 p.m., Eastern time, on [                    ], 2004 (the “Election Deadline”). A white self-addressed envelope is enclosed for submitting the election form and certificates to the exchange agent. The exchange agent will not accept guarantee of delivery of Evergreen common stock certificates in lieu of physical delivery of stock certificates. If the exchange agent does not receive a properly completed and signed election form and your stock certificates by the Election Deadline, then you will be deemed to have elected to receive 0.58175 shares of Pioneer common stock and $19.50 in cash in the merger as Base Merger Consideration plus the Kansas Properties Consideration.

     If we do not complete the merger for any reason, the election form will be void. Certificates representing shares of Evergreen common stock delivered to the exchange agent will be promptly returned.

     ELECTION INFORMATION AND INSTRUCTIONS FOR COMPLETING AN ELECTION FORM ARE INCLUDED IN THIS PACKET. PLEASE READ THE INSTRUCTIONS CAREFULLY, INCLUDING THE FREQUENTLY ASKED QUESTIONS, AS WELL AS THE ENCLOSED JOINT PROXY STATEMENT/PROSPECTUS DATED [                    ], 2004.

     THE ENCLOSED ELECTION FORM AND YOUR EVERGREEN COMMON STOCK CERTIFICATES SHOULD BE RETURNED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY IN THE ENCLOSED SELF-ADDRESSED WHITE ENVELOPE BY THE ELECTION DEADLINE.

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EVERGREEN RESOURCES, INC.

ELECTION INFORMATION AND INSTRUCTIONS BOOKLET

     This booklet provides answers to frequently asked questions, briefly describes your alternatives, and provides information and instructions on how to make your election. We urge you to read the instructions carefully and review the Frequently Asked Questions, as well as the enclosed joint proxy statement/prospectus dated [                    ], 2004. After reviewing these materials, complete the Election Form and send it, together with your Evergreen common stock certificates, in the enclosed self-addressed white envelope to the exchange agent, Continental Stock Transfer & Trust Company. If you have additional questions after reading this material, you should contact Continental Stock Transfer & Trust Company at 1-888-509-5588 (toll free).

     The deadline for receipt of your Election Form and Evergreen common stock certificates is 5:00 p.m., Eastern time, on [                    ].

FREQUENTLY ASKED QUESTIONS

1. WHY HAVE I BEEN SENT AN ELECTION FORM?

     Evergreen, Pioneer and BC Merger Sub entered into an Agreement and Plan of Merger dated as of May 3, 2004. Pursuant to the merger agreement, Evergreen will become a wholly-owned subsidiary of Pioneer. The merger agreement is attached as Appendix A to the enclosed joint proxy statement/prospectus. As a result of the merger, you, as an Evergreen shareholder, have the option to elect to receive from Pioneer as base merger consideration (“Base Merger Consideration”) common stock, cash, or a combination of the two in exchange for your shares of Evergreen common stock. Regardless of the election you make, you also will be entitled to receive the Kansas Properties Consideration (as defined in the Answer to Question 8). YOUR ABILITY TO RECEIVE ALL PIONEER COMMON STOCK OR ALL CASH AS BASE MERGER CONSIDERATION MAY BE LIMITED AS MORE FULLY DESCRIBED IN THE ANSWERS TO QUESTIONS 8 AND 9 BELOW.

2. WHAT IS THE PURPOSE OF THE ELECTION FORM?

     The enclosed Election Form allows you to elect the form of consideration you will receive for your shares of Evergreen common stock as Base Merger Consideration.

3. WHAT DO I DO WITH THE ELECTION FORM?

     Complete, sign and date the Election Form and mail it to the exchange agent in the enclosed self-addressed white envelope, together with Evergreen common stock certificates representing all of your shares of Evergreen common stock, duly endorsed in blank or otherwise in a form acceptable for transfer. Your materials must be received by Continental Stock Transfer & Trust Company no later than 5:00 p.m., Eastern Time, on [                    ], 2004 (the “Election Deadline”). Please note that if your Evergreen shares are held in a joint account, then the signatures of both owners are required. Please also note that the exchange agent will not accept guarantee of delivery of Evergreen common stock certificates in lieu of physical delivery of stock certificates.

4. WHAT IF I FAIL TO MAKE AN ELECTION?

     If you do not make an election, you will receive 0.58175 shares of Pioneer common stock and $19.50 in cash for each of your shares of Evergreen common stock as Base Merger Consideration plus the Kansas Properties Consideration.

5. WHAT HAPPENS IF I MISS THE ELECTION DEADLINE?

     Missing the Election Deadline is the same as failing to make an election.

6. SHOULD I SEND IN MY EVERGREEN STOCK CERTIFICATE(S) NOW?

     Yes, you should send your stock certificate(s) representing your Evergreen shares along with the Election Form in the enclosed self-addressed white envelope. If the merger is not completed, your Evergreen stock certificates will be returned to you. DO NOT SEND YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD IN THE GREEN ENVELOPE.

7. WHEN CAN I EXPECT TO RECEIVE MY MERGER CONSIDERATION?

     You will receive your new stock certificates and/or cash within [          ] to [          ] business days after the effective time of the merger.

8. WHAT WILL I RECEIVE IN THE MERGER?

     Evergreen shareholders have the option to elect to receive as Base Merger Consideration one of three forms of merger consideration for each share of Evergreen common stock held: (i) 1.1635 shares of Pioneer common stock, subject to allocation and proration; (ii) $39.00 cash, subject to allocation and proration; or (iii) 0.58175 shares of Pioneer common stock and $19.50 in cash. Evergreen shareholders who do not make an election will receive as Base Merger Consideration 0.58175 shares of Pioneer common stock and $19.50 in cash for each share of Evergreen common stock held. Each holder must make the same election with respect to all of its shares of Evergreen common stock. In addition, Evergreen shareholders are entitled to receive an additional cash payment (“Kansas Properties Consideration”) equal to the sum of (i) $0.35 per share of Evergreen common stock as consideration from Pioneer for Evergreen’s properties located in Kansas; plus (ii) an amount per share of Evergreen common stock equal to a pro rata share of the net proceeds in excess of $15 million from Evergreen’s sale, if any, of its Kansas properties to a third party if a sale occurs prior to the closing of the merger for a sale price generating more than $15 million of net proceeds. For further discussion of the consideration each Evergreen shareholder is entitled to receive, see “The Merger Agreement—Merger Consideration” beginning on page [          ] of the joint proxy statement/prospectus.

9. WILL I RECEIVE THE FORM OF PAYMENT THAT I CHOOSE?

     You will receive the form of payment that you choose if you elect to receive as Base Merger Consideration, for each share of Evergreen common stock that you hold, 0.58175 shares of Pioneer common stock and $19.50 in cash. You may not receive the form of payment that you choose if you elect to receive as Base Merger Consideration, for each share of Evergreen common stock that you hold, either (1) 1.1635 shares of Pioneer common stock, or (2) $39.00 in cash because the merger agreement provides that the aggregate number of shares of Pioneer common stock to be issued in the merger as Base Merger Consideration and the aggregate amount of cash to be paid in the merger as Base Merger Consideration are each subject to a limit that depends on the number of shares of Evergreen common stock outstanding immediately prior to the merger and the number of shares held by any dissenting shareholders. In the event that, taking into account the elections made and deemed made by the holders of Evergreen common stock, the number of shares of Pioneer common stock to be issued as Base Merger Consideration would exceed the maximum number of Pioneer shares issuable as Base Merger Consideration under the merger agreement, then the number of shares of Pioneer common stock issued to holders who made elections to receive all Pioneer common stock as Base Merger Consideration will be reduced (and the amount of cash they receive will be increased) so that the aggregate stock issued as Base Merger Consideration does not exceed the maximum limit. Similarly, in the event that, taking into account the elections made and deemed made by the holders of Evergreen common stock, the amount of cash to be paid as Base Merger Consideration would exceed the maximum amount of cash payable as Base Merger Consideration in the merger under the merger agreement, then the amount of cash paid to holders who made elections to receive all cash will be reduced (and the amount of Pioneer common stock they receive will be increased) so that the aggregate cash payable as Base Merger Consideration does not exceed the maximum limit.

10. HOW AND WHERE SHOULD I SEND MY SIGNED DOCUMENTS AND STOCK CERTIFICATES?

     A white envelope addressed to the exchange agent, Continental Stock Transfer & Trust Company, is enclosed with this package. Please use this envelope to return your Election Form and your Evergreen common stock certificates. If you do not have the envelope, please mail all the requested documentation to: Continental Stock

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Transfer & Trust Company, Attention: Reorganization Department, 17 Battery Place, 8th Floor, New York, New York 10004. Please do not return any of these documents or your stock certificates to Evergreen or Pioneer. Please note that the exchange agent will not accept guarantee of delivery of Evergreen common stock certificates in lieu of physical delivery of stock certificates.

11. CAN I CHANGE OR REVOKE MY ELECTION?

     Yes. Prior to the Election Deadline, you can change or revoke your election by giving written notice to the exchange agent at: Continental Stock Transfer & Trust Company, Attention: Reorganization Department, 17 Battery Place, 8th Floor, New York, New York 10004. After this date, you may not change or revoke any election you have made with respect to the consideration you wish to receive in the merger.

12. WHAT SHOULD I DO WITH THE ENCLOSED PROXY CARD?

     You should complete, sign and mail your proxy card in the enclosed self-addressed green envelope marked “Proxy.” Shareholders should NOT send the Election Forms or any stock certificate(s) with their proxy card.

13. WHOM DO I CALL IF I HAVE ADDITIONAL QUESTIONS?

     You may contact Continental Stock Transfer & Trust Company, the exchange agent, at 1-888-509-5588 (toll free).

     THE ENCLOSED ELECTION FORM AND YOUR EVERGREEN COMMON STOCK CERTIFICATES SHOULD BE RETURNED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY IN THE ENCLOSED SELF-ADDRESSED WHITE ENVELOPE BY THE ELECTION DEADLINE.

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ELECTION FORM

     The terms of the merger agreement allow you to choose a portion of the form of consideration you receive in exchange for your shares of Evergreen common stock. For more information, please refer to the joint proxy statement/prospectus dated [                    ], 2004. Any disputes regarding your election or the elections made by other Evergreen shareholders will be resolved by Pioneer or the exchange agent, and their decision will be final for all parties concerned. Pioneer has the absolute right, which it may delegate to the exchange agent, to reject any and all Election Forms that it determines are not in proper form or to waive minor defects in any form. Please return your Election Form, together with all of your Evergreen common stock certificates, promptly to allow sufficient time to correct any possible deficiencies before the election deadline.

     [Name and Address Label]

Number of Shares:

PAYMENT OPTIONS

Select ONE of the following options:

[ ]	1.	1.1635 shares of Pioneer common stock, subject to allocation and proration

[ ]	2.	$39.00 in cash, subject to allocation and proration

[ ]	3.	0.58175 shares of Pioneer common stock and $19.50 in cash

     You cannot make one election for some of your shares and another election for the rest. The election you make will apply to all of the shares of Evergreen common stock that you hold. You will not receive a fractional share of Pioneer common stock. Instead, you will receive cash in lieu of a fractional share of Pioneer common stock.

     In addition to the above options, you are also entitled to receive a cash amount of at least $0.35 per share as consideration from Pioneer for Evergreen’s properties located in Kansas. Please read Question/Answer 8 in the accompanying Election Information and Instruction Booklet.

Signature(s) of Owner(s):

Name(s):

(Please Print):

Capacity (full title):

Date:

Address:

(Include Zip Code)

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number

(Must be signed by registered holder(s) exactly as name(s) appear on the certificates. In the case of joint tenants, both should sign. If the certificates for the Evergreen common stock are registered in different forms of the name of any person signing this Election Form (e.g., “John Smith” on one certificate and “J. Smith” on another), it will be necessary for such person either to sign this Election Form in each way in which the certificates are registered or to sign as many Election Forms as there are different registrations. When signing as agent, attorney, administrator, executor, guardian, trustee, or in any other fiduciary or representative capacity, or as an officer of a corporation on behalf of the corporation, please give full title as such.)

     THIS ELECTION FORM AND YOUR EVERGREEN COMMON STOCK CERTIFICATES SHOULD BE RETURNED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY IN THE ENCLOSED SELF-ADDRESSED WHITE ENVELOPE BY THE ELECTION DEADLINE.

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